                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                                                        SEC FILE NUMBER:  0-9899
                                                        CUSIP NUMBER:  584907109

/ / Form 10-K and Form 10KSB       / / Form 20-F            /X/ Form 11-K
          / / Form 10-Q and Form 10-QSB           / / Form N-SAR

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For Period Ended: December 31, 1996

/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR

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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:    Not Applicable

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PART I--REGISTRANT INFORMATION

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Full Name of Registrant: Medical Graphics Corporation ("Registrant")

Former Name if Applicable:  Not applicable

Address of Principal Executive Office (Street and Number): 350 Oak Grove Parkway

City, State and Zip Code: St. Paul, MN  55127

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PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 /x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 /x/ (b) The subject Form 11-K will be filed on or before the fifteenth calendar day following the prescribed due date; and

 / / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

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State below in reasonable detail the reasons why the Form 11-K could not be filed within the prescribed time period.

The Company filed its Form 11-K on the date of the due date of this Form 12b-25. Due to significant changes in management as well as the hiring of new legal counsel and new independent auditors, the time ultimately required for a thorough and accurate evaluation of the Plan and the reports that are the subject of the Form 11-K exceeded that which was foreseeable and allowed.

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PART IV--OTHER INFORMATION

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     (1) Name and telephone number of person to contact in regard to this notification:

          Dale H. Johnson              (612)                       484-4874
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          (Name)                    (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) been filed? If the answer is no, identify report(s).

               /x/ Yes                       / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               / / Yes                       /x/ No



                          MEDICAL GRAPHICS CORPORATION
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(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: July 1, 1997

                                        /s/ Dale H. Johnson
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                                        Dale H. Johnson, Chief Financial Officer


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